Exhibit 99.1

Press Release

April 27, 2006	Contact Information:
For Immediate Release	Thomas J. Jansen
Executive VP Finance and Chief Financial Officer
414.643.3000

Rexnord Corporation Reports Fourth Quarter and Full Year Results for Fiscal 2006

MILWAUKEE, WI – April 27, 2006

Rexnord Corporation, a leading manufacturer of highly engineered precision motion technology products, focused on power transmission products, today reported its summary results for the fourth quarter and full year ended March 31, 2006.

Fourth Quarter Highlights:

•                  Fourth quarter sales grew 36.1% over the prior year quarter to $303.7 million; fourth quarter sales growth adjusted to include Falk in the prior year quarter was 9.2%

•                  Income from operations increased 14.2% to $32.9 million

•                  Adjusted EBITDA grew 30.1% to $59.6 million or 19.6% of sales

•                  Prepaid $19 million of term debt in the fourth quarter – leverage reduced to 3.9x (Debt to EBITDA) from 4.9x at the date of the Falk acquisition on May 16th, 2005

Fiscal 2006 Highlights:

•                  Fiscal 2006 sales grew 33.3% over the prior year to $1,081.4 million; full year sales growth adjusted to include 12 months of Falk in both the current and prior year was 8.0%

•                  Full year income from operations increased by 29.8% over the prior year to $104.5 million

•                  Fiscal 2006 Adjusted EBITDA grew $60.2 million or 44.7% to $195.0 million or 18.0% of sales

•                  Adjusted EBITDA to include Falk for a full 12 months in fiscal 2006 was $198.5 million, an increase of 19.0% over fiscal 2005 Adjusted EBITDA of $166.8 million, also adjusted to include Falk for a full 12 months

•                  Prepaid $63 million of term debt in fiscal 2006 - $65 million of total debt reduction; leverage at the end of the year at 3.9x (Debt to EBITDA), equal to March 2005 levels and before the acquisition of Falk

Bob Hitt, Rexnord’s Chief Executive Officer, said, “We’re pleased to finish our fiscal 2006 by posting solid fourth quarter results. We’re equally excited about the progress we’ve made in the past year to improve processes to drive sustainable top-line growth, which we believe is demonstrated by our fourth quarter sales growth of 9.2% and full year sales growth of 8.0% (adjusted to include Falk for all periods). From an earnings perspective, our fourth quarter and full year Adjusted EBITDA of $59.6 million and $195.0 million represent solid growth over the prior year’s results, 30.1% and 44.7%, respectively, and more importantly we’re well positioned heading into fiscal 2007 by having completed the integration of Falk and having the full yield of the cost synergy run-rate as we start fiscal 2007.”  Hitt continued, “Additionally, we were able to accomplish our full year sales growth of 8.0% (Pro Forma to include Falk) with less than $5 million of additional trade working capital investment, which in conjunction with our strong earnings, allowed us to reduce our total debt by $19.9 million in the fourth quarter and $65 million for the full year (adjusting for the Falk acquisition).”  Hitt concluded, “Our priorities in fiscal 2007 remain focused on driving growth, margin expansion, and generating cash to continue to reduce our debt.”

Fourth Quarter – 9.2% sales growth (adjusted to include Falk in prior year); $19 million term debt reduction

Net sales in the fourth quarter were $303.7 million, an improvement of 36.1%, or $80.5 million over the fourth quarter of fiscal 2005. Adjusting the prior year to include Falk, sales growth in the fourth quarter was 9.2%. The increase in net sales was due to continued solid, broad based demand across our industrial products end markets as well as continued strong demand for our aerospace products. On a constant currency basis, fourth quarter sales were unfavorably impacted by 0.9% or $2.6 million. The currency impact was due to the U.S. dollar strengthening against the Euro, offset in part by the U.S. dollar weakening against the Canadian Dollar and other foreign currencies.

Adjusted EBITDA in the fourth quarter was $59.6 million, an increase of 30.1% or $13.8 million over the fourth quarter of fiscal 2005. Adjusted EBITDA for the fourth quarter of fiscal 2006 excludes restructuring and other similar costs of $11.5 million related to plant consolidations, acquisition integration and severance and related costs. Adjusted EBITDA for the fourth quarter of fiscal 2005 excludes restructuring and other similar costs of $5.9 million related primarily to severance and related costs.

Gross profit in the fourth quarter of fiscal 2006 grew to $99.0 million, or 32.6% of net sales, from $77.2 million, or 34.6% of net sales in the fourth quarter of fiscal 2005. Gross profit margins in the fourth quarter of fiscal 2006 were adversely impacted by LIFO expense of $2.5 million or 0.8% as well as the historically lower gross margins in the acquired Falk business, which are not included in the prior year results. Gross profit margins in the fourth quarter of fiscal 2005 were favorably impacted by a $7.0 million benefit due to a change in estimate regarding the capitalization of certain overhead variances into inventory.

Fiscal 2006 – Solid growth; Adjusted EBITDA of $195 million and $65 million of total debt reduction

Net sales in fiscal 2006 were $1,081.4 million, an increase of $270.4 million or 33.3%, from fiscal 2005 net sales of $811.0 million. Adjusting the current and prior year to include Falk for a full twelve months, sales growth in fiscal 2006 was 8.0%. The sales growth throughout fiscal 2006 was driven by solid demand from our industrial distribution channel customers as well as OEM’s and end users in the broad industrial markets we serve, with specific strength in the areas of energy, natural resource extraction, metals processing, infrastructure expansion (mining, cement, aggregates), and aerospace. The net impact of foreign currency fluctuations on fiscal 2006 net sales was not significant.

Adjusted EBITDA in fiscal 2006 increased 44.7% over fiscal 2005 to $195.0 million and Adjusted EBITDA margins expanded 140 basis points to 18.0% of sales compared to 16.6% in fiscal 2005. Adjusted EBITDA for fiscal 2006 excludes restructuring and other similar costs of $31.8 million related to plant consolidations, acquisition integration activities and severance and related costs. Adjusted EBITDA for fiscal 2005 excludes restructuring and other similar costs of $8.9 million related primarily to severance and related costs.

Gross profit grew 32.9% in fiscal 2006 to $339.1 million, or 31.4% of net sales, from $255.2 million, or 31.5% of net sales in fiscal 2005 as a result of the Falk acquisition as well as the net impact of Rexnord Business System driven productivity and cost reductions offset by historically lower gross margin of the acquired Falk business. For the full year, selling, general and administrative expenses as a percent of sales declined 150 basis points to 17.4%.

Term debt reduced by $19 million in the Fourth Quarter and $63 million in Fiscal 2006

At the end of the fourth quarter, the Company had total debt of $753.7 million and cash on hand of $22.5 million. The Company’s leverage ratio (Debt to EBITDA as defined in the Company’s credit agreement) as of March 31, 2006 was 3.9x, which is the same as it was at the end of March 2005, prior to the acquisition of Falk. The interest coverage ratio (EBITDA to Interest Charges as defined in the Company’s credit agreement) ended at 3.2x as of March 31, 2006, equal to the ratio at of the end of fiscal 2005.

EBITDA and Adjusted EBITDA

Rexnord considers EBITDA and Adjusted EBITDA as indicators of operating performance.

EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is presented because it is an important supplemental measure of performance and it is frequently used by analysts, investors and other interested parties in the evaluation of companies in our industry. EBITDA is also presented and compared by analysts and investors in evaluating the performance of issuers of “high yield” securities because it is a common measure of the ability to meet debt service obligations. Other companies in our industry may calculate EBITDA differently. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with generally accepted accounting principles. Because EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business. See the Condensed Consolidated Statements of Cash Flows included in the attached financial statements.

Adjusted EBITDA represents EBITDA plus the additional adjustments noted in the table below. Adjusted EBITDA is presented because it better represents ongoing business performance than EBITDA, since the adjustments reflect earnings and expenses considered as non-representative of ongoing business for the reasons specified below. Adjusted EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with generally accepted accounting principles. See the Condensed Consolidated Statements of Cash Flows included in the attached financial statements.

About Rexnord

Headquartered in Milwaukee, Wisconsin, Rexnord is a leading worldwide manufacturer of precision motion technology products, focused on power transmission products with approximately 5,800 employees worldwide. Rexnord products are sold around the world by over 300 direct sales representatives through a network of multiple service centers and warehouses backed by hundreds of independent stocking distributors. For more information, visit www.rexnord.com.

Conference Call Details

Rexnord will hold a conference call on Tuesday, May 2, 2006 at 11:00 a.m. EDT to discuss its fiscal year 2006 fourth quarter and full year results, provide a general business update and respond to questions. Rexnord CEO Robert Hitt and CFO Thomas Jansen will co-host the call. The conference call can be accessed via telephone as follows:

Domestic toll-free #: (877) 704-5382

International toll #: (913) 312-1296

Access Code:  4952653

Lines will be muted until Rexnord completes its comments on the results. Thereafter, a question and answer session will commence.

If you are unable to participate during the live teleconference, a replay of the conference call will be available until May 9, 2006. To access the replay, please dial (888) 203-1112 (domestic) or (719) 457-0820 (international) with access code 4952653.

Information in this release may involve guidance, expectations, beliefs, plans, intentions or strategies regarding the future. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Rexnord Corporation as of the date of the release, and Rexnord Corporation assumes no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance and actual results could differ materially from current expectations. Numerous factors could cause or contribute to such differences. Please refer to the Company’s reports filed from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with the business.

RBS Global, Inc. and Subsidiaries

Consolidated Statements of Income

(In Millions)

	Fourth Quarter Ended March 31,		Fiscal Year Ended March 31,
	2006	2005	2006	2005
	(unaudited)	(unaudited)

Net sales	$303.7	$223.2	$1,081.4	$811.0

Cost of sales	204.7	146.0	742.3	555.8
Gross profit	99.0	77.2	339.1	255.2

Selling, general and administrative expenses	51.2	40.7	187.8	153.6
Restructuring and other similar costs	10.8	4.3	31.1	7.3
Amortization of intangible assets	4.1	3.4	15.7	13.8
Income from operations	32.9	28.8	104.5	80.5

Non-operating income (expense):
Interest expense	(16.3)	(11.5)	(61.5)	(44.0)
Other, net	—	0.8	(3.8)	(0.7)
Income before income taxes	16.6	18.1	39.2	35.8

Provision for income taxes	6.9	7.0	16.3	14.2
Net income	$9.7	$11.1	$22.9	$21.6

RBS Global, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Dollars In Millions)

	March 31, 2006	March 31, 2005

Assets
Current assets:
Cash	$22.5	$26.3
Receivables, net	177.4	127.7
Inventories	191.9	127.7
Other current assets	22.2	18.1
Total current assets	414.0	299.8

Property, plant and equipment, net	348.9	263.9
Intangible assets, net	141.1	111.3
Goodwill	670.4	575.1
Other assets	33.7	27.3
Total assets	$1,608.1	$1,277.4

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$1.9	$3.3
Trade payables	119.3	78.3
Income taxes payable	3.9	3.7
Deferred income taxes	7.0	12.8
Compensation and benefits	44.9	32.6
Current portion of pension obligations	20.8	13.6
Current portion of postretirement benefit obligations	5.1	5.7
Interest payable	13.5	9.9
Other current liabilities	38.4	21.0
Total current liabilities	254.8	180.9

Long-term debt	751.8	503.4
Pension obligations	61.6	75.8
Postretirement benefit obligations	33.5	34.2
Deferred income taxes	40.2	38.7
Other liabilities	25.1	19.7
Total liabilities	1,167.0	852.7

Commitments and contingent liabilities

Stockholders’ equity:
Common stock, $.01 par value; authorized 5,000,000 shares; issued and outstanding 3,623,809 shares at March 31, 2006 and 3,615,428 shares at March 31, 2005	0.1	0.1
Additional paid in capital	363.4	361.6
Retained earnings	68.3	45.4
Accumulated other comprehensive income	9.3	17.6
Total stockholders’ equity	441.1	424.7
Total liabilities and stockholders’ equity	$1,608.1	$1,277.4

RBS Global, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In Millions)

	Year ended March 31,
	2006	2005
Operating activities
Net income	$22.9	$21.6
Adjustments to reconcile net income to cash provided by (used for) operating activities:
Depreciation	43.0	31.6
Amortization of intangibles	15.7	13.8
Amortization of deferred financing fees	3.7	3.6
Deferred income taxes	3.1	8.8
(Gain) loss on dispositions of fixed assets	0.4	(2.1)
Noncash restructuring charges	6.9	—
Changes in operating assets and liabilities:
Receivables	(15.1)	(4.6)
Inventories	(14.7)	9.5
Other assets	(2.1)	(3.6)
Trade payables	25.7	3.8
Accruals and other	2.4	(15.0)
Cash provided by operating activities	91.9	67.4

Investing activities
Acquisition of The Falk Corporation, net of cash acquired of $4.9 million	(301.3)	—
Acquisition of Rexnord Group	—	—
Expenditures for property, plant and equipment	(37.1)	(25.7)
Proceeds from dispositions of fixed assets	2.3	6.4
Cash used for investing activities	(336.1)	(19.3)

Financing activities
Proceeds from issuance of long-term debt	312.0	—
Net repayments on long-term debt	(65.0)	(44.2)
Payment of financing fees	(7.6)	—
Proceeds from issuance of common stock	1.2	2.2
Cash provided by (used for) financing activities	240.6	(42.0)
Effect of exchange rate changes on cash	(0.2)	(1.6)
Increase (decrease) in cash	(3.8)	4.5
Cash at beginning of period	26.3	21.8
Cash at end of period	$22.5	$26.3

Reconciliation of EBITDA and Adjusted EBITDA

(Unaudited)

	Fourth Quarter Ended March 31,		Fiscal Year Ended March 31,
(in millions)	2006	2005	2006	2005

Net income	$9.7	$11.1	$22.9	$21.6
Interest expense, net	16.3	11.5	61.5	44.0
Provision for income taxes	6.9	7.0	16.3	14.2
Depreciation and amortization	15.2	11.1	58.7	45.4

EBITDA	48.1	40.7	159.4	125.2

Adjustments to EBITDA(1):
Restructuring and similar costs	11.5	5.9	31.8	8.9
Other (income) expense, net	—	(0.8)	3.8	0.7
Subtotal Adjustments to EBITDA	11.5	5.1	35.6	9.6

Adjusted EBITDA	$59.6	$45.8	$195.0	$134.8

Memo: LIFO expense (income)	$2.5	$(0.1)	$3.0	$2.0

Notes to Reconciliation of EBITDA and Adjusted EBITDA

(1)         Adjustments to EBITDA

We define Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, plus adjustments for restructuring, other income (expense) and nonrecurring items. For the three and twelve months ended March 31, 2006, restructuring and other similar costs of $11.5 million and $31.8 million, respectively, relate to restructuring expenses associated with plant consolidation, integration and severance and related costs and includes a $0.7 million charge for excess and obsolete inventory in connection with certain consolidation and integration activities, which was recorded in cost of sales. Other (income) expense consists of:  (i) management fee expense of $0.5 million and $2.0 million, respectively, (ii) attorney fees related to the refinancing of our credit agreement of $0.0 million and $1.0 million respectively, and (iii) a loss on the sale of fixed assets of $0.1 million and $0.4 million, respectively, and (iv) foreign currency gains (losses) of $0.6 million and ($0.4) million, respectively. For the three and twelve months ended March 31, 2005, restructuring and other similar costs of $5.9 million and $8.9 million, respectively, relate to restructuring expenses associated with severance and related costs and includes a $1.6 million charge for excess and obsolete inventory related to the acquisition of Rexnord from Invensys in 2002 which was recorded in cost of sales. Other (income) expense consists of:  (i) management fees of ($0.5) million and ($2.0) million, respectively (ii) a gain on the sale of fixed assets of $1.2 million and $2.1 million, respectively, and (iii) foreign currency gains (losses) of $0.1 million and ($0.8) million, respectively.

Effect of Currency Translation on Sales

The Company’s press release contains information regarding the effect of currency translation on sales, which is a non-GAAP measure. Rexnord believes this provides useful information to investors because it reflects performance of the Company without the effect of changes in currency rates, which is outside the control of management. Management uses sales excluding translation as a measure to monitor and evaluate the Company’s regional performance.

The following is a reconciliation of reported sales to sales excluding currency for the three and twelve month periods ended March 31, 2006.

	Fourth Quarter Ended March 31, 2006			Fiscal Year Ended March 31, 2006
			Sales			Sales
			Excluding			Excluding
		Currency	Currency		Currency	Currency
	Sales	Translation	Translation	Sales	Translation	Translation

United States	$218.3	$—	$218.3	$771.4	$—	$771.4
Canada	14.8	(0.9)	13.9	49.6	(2.8)	46.8
Europe	56.3	4.2	60.5	202.6	6.3	208.9
Rest of World	14.3	(0.7)	13.6	57.8	(3.0)	54.8
	$303.7	$2.6	$306.3	$1,081.4	$0.5	$1,081.9